AGREEMENT dated as of March 6, 2001 by and between AMERICAN HOME PRODUCTS CORPORATION, a Delaware corporation, having its principal place of business at Five Giralda Farms, Madison, New Jersey 07940 (the "Company") and JOHN R. STAFFORD (the "Executive").

                                   BACKGROUND

                  The Executive has been employed by the Company since June 1970 and has served as the Company's Chairman and Chief Executive Officer since 1986.
   The Executive and the Company have determined that the parties shall make provision for the Executive to step down as Chief Executive Officer of the Company, to continue to serve as Chairman of the Company until December 31, 2002, and, thereafter, to continue rendering services to the Company as a consultant during a specified consulting period. The Company and the Executive have therefore entered into this Agreement on the terms and conditions set forth herein.

1.  Employment.

     The Executive shall continue to serve as Chairman and Chief Executive Officer of the Company until May 1, 2001. Thereafter, the Executive will serve as Chairman of the Company until December 31, 2002 (the "Transition Date"), at which time, the Executive shall (a) cease to be Chairman of the Company; (b) cease to be a member of the Board of Directors of the Company (the "Board") and its affiliated companies, unless otherwise determined by the Board and the then Chairman of the Company; and (c) commence rendering consulting services to the Company during the "Consulting Period" as set forth in Section 4 hereof. All of the foregoing employment and consulting terms are subject to earlier termination in accordance with Sections 6, 7 and 8 hereof.

2.  Duties and Responsibilities as Chairman and Chief Executive Officer.

     The Executive's titles, duties and responsibilities shall remain unchanged until May 1, 2001. Thereafter, the Executive's duties and responsibilities as Chairman shall be as the Board and the then Chief Executive Officer shall reasonably request; provided, however, that for so long as the Executive remains Chairman of the Company, the Executive shall continue to be the chairman of the Board, the chairman of the Executive Committee of the Board, and the chairman of all meetings of the Company's shareholders that will occur while the Executive remains Chairman.

3.  Compensation and Benefits until the Transition Date.

          (a) Salary; Short-Term and Long-Term Incentive Compensation. From the date hereof until the Transition Date, the Company shall continue to pay the Executive his annual base salary and short-term and long-term incentive compensation awards (including, without limitation, all annual bonuses and equity grants), in each case at a level that is not less than the highest level paid or granted to the Executive in any of the three calendar years immediately preceding the date hereof during which the Executive was employed as the Chief Executive Officer of the Company, which amounts shall be paid through the Transition Date in accordance with the Company's past practice of paying compensation to senior executives.

          (b) Fringe Benefits. Through the Transition Date, the Company shall continue to provide the Executive all fringe benefits and support services to which the Executive is entitled and enjoys as of the date hereof.

          (c) Welfare Benefit Plans. Through the Transition Date, the Executive shall continue to participate in and receive benefits under all of the Company's medical and other welfare benefit plans, including, without limitation, the Company's life insurance and disability insurance benefit plans, at the same levels as other senior executives (and their dependants) of the Company are entitled to participate in and receive benefits under such plans.

          (d) Retirement Plans. Through the Transition Date, the Executive shall continue to participate in and/or receive benefits under all qualified and nonqualified pension plans (including, without limitation, the Company's Supplemental Executive Retirement Plan, Executive Retirement Plan and Deferred Compensation Plan). Except as otherwise provided in this Agreement, any such participation shall be in accordance with the provisions of such plans and nothing contained in this Agreement is intended to, or shall be deemed to, affect adversely any of Executive's rights as a participant under any such plans.

          (e) Other Benefit Plans. Through the Transition Date, Executive shall continue to participate in or receive benefits under any other benefit plan generally made available by the Company to senior executives. Except as otherwise provided in this Agreement, any such participation shall be in accordance with the provisions of such plans and nothing contained in this Agreement is intended to, or shall be deemed to, affect adversely any of Executive's rights as a participant under any such plans.

          (f) Expense Reimbursement. Through the Transition Date, the Company shall reimburse Executive for the ordinary and necessary business expenses reasonably incurred by Executive in the performance of his duties under this Agreement in accordance with the Company's customary practices applicable to senior executives.

4.  Consulting Period.

     The Executive shall be employed by the Company as a consultant to render advice to the Company on an "as needed" basis (but in no event more than twenty-five (25) business days in any given calendar year) during the period beginning on the day following the Transition Date and ending on December 31, 2007 (the "Consulting Period"). During the Consulting Period, the Executive's duties shall be as requested by the Company's then Chief Executive Officer or the Board but shall in all events be consistent with the duties to be performed by a person of the Executive's experience and stature as a former Chief Executive Officer and Chairman of the Company, shall be subject to reasonable advance notice to the Executive, and shall be designed to accommodate the Executive's reasonable scheduling needs. Subject to the covenants set forth in
Section 10 hereof, nothing contained herein shall preclude the Executive from devoting substantial time and attention to his own personal investments or to pursuing other business or investment opportunities during the Consulting Period.

5.  Compensation and Benefits During and After the Consulting Period.


          (a) Consulting Fee. During the Consulting Period, the Company shall pay the Executive an annual consulting fee of $250,000, payable in quarterly installments.

          (b) Fringe Benefits. During the Consulting Period, the Company shall provide the Executive with substantially the same benefits set forth in
     Section 3(b) above, subject to such modifications as the Company and the Executive may otherwise agree from time to time. All of the fringe benefits provided hereunder shall be provided to the Executive (and his spouse, as applicable), at no cost to the Executive or his spouse. The benefits described in this Section 5(b) shall hereinafter be referred to as the "Consulting Fringe Benefits".

          (c) Welfare, Retirement and other Benefit Plans. During and after the Consulting Period, the Executive (and his spouse, as applicable) shall continue to participate in or receive benefits under all pension, medical, welfare and other benefit plans generally made available by the Company to retired senior executives and their spouses, at levels that are in effect for other retired senior executives and their spouses as of the date hereof (or, if more favorable, at any time hereafter), for the Executive's and his spouse's respective lifetimes. Except as otherwise provided in this Agreement, any such participation shall be in accordance with the provisions of such plans and nothing contained in this Agreement is intended to, or shall be deemed to, affect adversely any of Executive's rights as a participant under any such plans. The benefits described in this Section 5(c) shall hereinafter be referred to as the "Retiree Benefits".

          (d)  Replacement  Benefits.   Notwithstanding  anything  contained  in
     Section 3 or this Section 5 to the contrary, in the event that applicable law or the terms of any Company benefit plan prohibit the provision of any of the benefits set forth in subsections 3(a), (b), (c), (d) or (e) of this Agreement, or in subsections 5 (b) or (c) above, the Company shall provide such benefits to the Executive (and his spouse, as applicable) outside of any such Company benefit plan, which benefits shall be at the same levels and shall be economically equivalent to the prohibited benefits (the "Replacement Benefits"). The Replacement Benefits shall be provided to the Executive (and his spouse, as applicable), at no additional cost to the Executive or his spouse.

6.  Termination of Employment on Account of Executive's Death or Disability.


          (a) Termination. Executive's employment under this Agreement (whether prior to the Transition Date or during the Consulting Period) shall terminate upon Executive's death or Disability. In the event of a termination as a result of the Executive's Disability, either the Company or the Executive (or the Executive's representative) shall give thirty (30) days' advance written notice of such termination. For purposes of this Agreement, "Disability" shall mean permanent and total disability, as such term is defined under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). Any question as to the existence of the Executive's Disability upon which the Company and the Executive cannot agree shall be determined by a qualified independent physician selected by the Executive (or, if the Executive is unable to make such selection, such selection shall be made by any adult member of the Executive's immediate family or the Executive's legal representative), and approved by the Company, which approval shall not be unreasonably withheld. The determination of such physician shall be made in writing to the Company and to the Executive and shall be final and conclusive for all purposes of this Agreement.

          (b)  Compensation  Due by Reason of Death or  Disability.  Subject  to
     Section 10 of this Agreement, in the event that Executive's employment is terminated by reason of Executive's death or Disability (whether prior to the Transition Date or during the Consulting Period), the Company shall provide the following payments and benefits to the Executive (and his spouse, as applicable) (or in the case of death, to the Executive's beneficiary or estate):

               (i) Earned But Unpaid Compensation. (A) Any accrued but unpaid compensation for services rendered to the date of termination, (B) any accrued but unpaid expenses required to be reimbursed under this Agreement and (C) any vacation accrued to the date of termination (such compensation in (A), (B) and (C), collectively, the "Accrued Compensation").

               (ii) Severance Payment. An amount equal to the cash compensation for services that would have been payable to the Executive if the Executive had continued in employment through the Transition Date (if applicable) and had continued to provide consulting services through the end of the Consulting Period. This amount will be paid in a single lump sum within thirty (30) days after the date of death or Disability, or, at the Company's option, can be paid in installments through the Transition Date (if applicable) and through the end of the Consulting Period, at the same time as payments would otherwise have been made to the Executive.

               (iii) Benefits. The Consulting Fringe Benefits (other than the provision of office space and support staff) and the Retiree Benefits to which the Executive (or his spouse, as applicable) may be entitled pursuant to Sections 5(b) and (c) of this Agreement.

7.  Termination for Cause by the Company; Without Good Reason by the Executive.


          (a) Notice of Termination. The Company may terminate the Executive's employment and provision of consulting services for Cause, and the Executive may terminate the Executive's employment and provision of consulting services without Good Reason (other than as a result of death or Disability), at any time after the date hereof until the end of the Consulting Period after written notice of such termination is given to the other party.

          (b) Compensation and Benefits in the Event of a Termination for Cause by the Company or Without Good Reason by the Executive. Subject to Section 10 of this Agreement, in the event that the Executive's employment is terminated for Cause by the Company or by the Executive without Good Reason (other than as a result of death or Disability), in either case whether prior to the Transition Date or during the Consulting Period), the Company shall provide the Executive with the Accrued Compensation and the Retiree Benefits.

          (c) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          "Cause" shall mean:

               (i) On or prior to the Transition Date, (A) the Executive's conviction of, or plea of guilty or nolo contendere to, a felony or
          (B) the Executive willfully engages in gross misconduct, which is materially and demonstrably injurious to the Company.

               (ii) After the Transition Date through the Consulting Period, (x)
          the Executive's conviction of, or plea of guilty or nolo contendere to, a felony or (y) the Executive's consistent, willful and unreasonable refusal to provide the services as reasonably requested pursuant to Section 4 above, after the Board provides the Executive with written demand for substantial performance and reasonable opportunity to perform such duties.

         Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the Incumbent Directors (as hereinafter defined) of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in this Section 7(c) and specifying the particulars thereof in detail. For purposes hereof, "Incumbent Directors" shall mean the persons who were members of the Board prior to the date hereof, or their successors (if their successors were approved by at least a majority of such persons who were members of the Board prior to the date hereof).

                  "Change in Control" shall have the same meaning as such term is defined in the Severance Agreement dated as of July 31, 1998 by and between the Company and the Executive (the "Change in Control Agreement").

                  "Good Reason" shall mean, without the Executive's express written consent, the Company's breach of any material term of this Agreement, including, without limitation, the terms contained in Sections 1 through 5 and Sections 9, 12, and 15(a) of this Agreement; provided, however, that in the case of a breach, if the Company fully corrects such breach prior to the date specified as the date of termination in the written notice of termination delivered by the Executive to the Company given in respect thereof, the Executive shall not have Good Reason to terminate his employment (or consulting services, as applicable). The Company expressly acknowledges that the Executive's continued employment or provision of consulting services under this Agreement shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason.

8.  Termination  Without  Cause by the  Company  or for Good  Reason by the
Executive. The Company may terminate this Agreement and the Executive's employment and provision of consulting services without Cause, and the Executive may terminate this Agreement and the Executive's employment and provision of consulting services for Good Reason, at any time after the date hereof until the end of the Consulting Period after thirty (30) days' advance written notice of termination is delivered to the other party. Subject to Section 10 of this Agreement, in the event that the Executive's employment is terminated without Cause by the Company or by the Executive for Good Reason (in either case whether prior to the Transition Date or during the Consulting Period), the Company shall provide the Executive with the following payments and benefits:

          (a) Severance Payments. An amount equal to the Accrued Compensation plus the compensation for services which would have been payable to the Executive if the Executive had continued in employment through the Transition Date (if applicable) and had continued to provide consulting services through the end of the Consulting Period. This amount will be paid in installments through the Transition Date (if applicable) and through the end of the Consulting Period, at the same time as payments would otherwise have been made to the Executive.

          (b) Other Benefits. All benefits as provided in Sections 5(b) and (c), above, to which the Executive (and his spouse, as applicable) would have been entitled if the Executive had continued in employment through the Transition Date (if applicable) and had continued to provide consulting services through the end of the Consulting Period, and thereafter as provided in Sections 5(b) and (c), above.

9.  Occurrence of a Change in Control.  In the event of a Change in Control:

          (a) If a Change in Control occurs on or prior to the Transition  Date,
     (i) the Executive shall be entitled to continue to receive the compensation and benefits provided for in Sections 3 and 5 of this Agreement and (ii) in addition to the payments and benefits provided for under Sections 6, 7, or 8, as applicable, the Executive shall be entitled to exercise his rights pursuant to the Change in Control Agreement and to receive the compensation and benefits provided for in such Change in Control Agreement; or

          (b) If a Change in Control occurs during the Consulting Period, (i) the Company may not terminate this Agreement other than for Cause, (ii) the Executive shall continue to receive all compensation and benefits provided for in Section 5 of this Agreement and (iii) effective as of the Transition Date, the Change in Control Agreement shall be of no further force and effect, and Executive shall have no rights thereunder.

10.  Restrictive Covenants.

          (a) Confidential Information. The Executive recognizes and acknowledges that he has had access to confidential or proprietary information concerning the Company and entities affiliated with the Company (collectively, the "Protected Information"). The Executive therefore covenants and agrees that the Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information. For purposes of this Section 10, "Confidential Information" shall mean any trade secret or other non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates, that, in any case, is not otherwise available to the public (other than by the Executive's breach of the terms hereof) or known to persons in the industry generally.

          (b) Competitive Activity. The Executive covenants and agrees that at all times during his period of employment with the Company, including during the Consulting Period, he will not, directly or indirectly, engage in, or have any active interest or involvement whether as an employee, agent, consultant, officer, or director, in any person, firm, or business entity which is engaged in, the same business as that conducted and principally carried on by the Company without the Company's specific written consent to do so, all of the foregoing in any geographic area in which the Company does business.

          (c) Non-solicitation. The Executive covenants and agrees that at all times during his period of employment with the Company, including during the Consulting Period, he will not, without the Company's prior written consent, directly or indirectly, offer, solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee of the Company or its affiliates or any person who was so employed within the six months prior to such offer or solicitation.

11.  Enforcement of Covenants.

          (a) Right to Injunction. The Executive acknowledges that a breach of the covenants set forth in Section 10 hereof will cause irreparable damage to the Company with respect to which the Company's remedy at law for damages will be inadequate. Therefore, in the event of a breach or an anticipatory breach of the covenants set forth in this section by the Executive, the Executive and the Company agree that the Company shall be entitled to cease making any cash payments due hereunder and shall also be entitled to the following particular forms of relief, in addition to remedies otherwise available to it at law or equity: injunctions, both preliminary and permanent, enjoining or retraining such breach or anticipatory breach and the Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; provided, however, that the Company shall only be entitled to take any of the foregoing actions after providing the Executive with (i) reasonable notice of its intention to take such action, (ii) the reasonable opportunity to cure the behavior or conduct in question and (iii) the opportunity to meet with the Board (after consultation with legal counsel) to be heard in defense of such behavior or conduct.

          (b) Separability of Covenants. The covenants contained in Section 10 hereof constitute a series of separate covenants, one for each county and city included within each State in the United States and the District of Columbia, and one for each applicable foreign city or province included within each foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 10 exceed the time, geographic, or occupational limitations permitted by applicable laws, the Executive and the Company agree that such provisions shall and hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

12.  Withholding; Tax Gross-Up.

          (a)   Withholding   Taxes.   The  Company  shall   withhold  from  any
     compensation and benefits payable under this Agreement all applicable federal, state, local or other taxes.

          (b) Benefits Tax Gross-Up. In the event that the Company's provision of the Replacement Benefits pursuant to Section 5(d) and/or the fringe benefits to the Executive (and his spouse, as applicable) pursuant to Sections 3(b) and 5(b) results in the Executive incurring income or other employment tax liability on such benefits, the Company shall pay to the Executive an additional amount such that after payment of all such taxes (and including the payment of any taxes imposed on such additional amount), the Executive shall have received the Replacement Benefits and the fringe benefits at no cost to the Executive (or his spouse, as applicable) (other than as may be otherwise required pursuant to Section 5(b) above).

          (c) Excise Taxes. (i) In the event that any payment or benefit received or to be received by the Executive pursuant to the terms of this Agreement (the "Contract Payments") or in connection with the Executive's termination of employment or contingent upon a change in ownership or control of the Company (as defined in Section 280G of the Code) pursuant to any plan or arrangement or other agreement with the Company (or any affiliate thereof) ("Other Payments" and, together with the Contract Payments, the "Payments") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code, as determined as provided below, the Company shall pay to Executive, at the time specified in Section 12(c)(ii) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of the Excise Tax on Contract Payments and Other Payments and any federal, state and local income or other tax and Excise Tax upon the payment provided for by this
     Section 12(c)(i), and any interest, penalties or additions to tax payable by the Executive with respect thereto, shall be equal to the total present value of the Contract Payments and Other Payments at the time such Payments are to be made. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent tax counsel selected by the Company's independent auditors and reasonably acceptable to the Executive ("Tax Counsel"), a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest effective rates of taxation applicable to individuals as are in effect in the state and locality of the Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

               (ii) The Gross-Up Payments provided for in Section 12(c)(i) hereof shall be made upon the earlier of (x) the payment to the Executive of any Contract Payment or Other Payment or (y) the imposition upon the Executive or payment by the Executive of any Excise Tax.

               (iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               1) give the Company any information reasonably requested by the Company relating to such claim;

               2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Executive;

               3) cooperate with the Company in good faith in order to effectively contest such claim; and

               4) permit the Company to participate in any proceedings relating to such claim;

               provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

               (iv) The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without the Executive's consent if such position or resolution could reasonably be expected to adversely affect the Executive (including any other tax position of the Executive unrelated to the matters covered hereby).

               (v) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Company or the Tax Counsel hereunder, it is possible that Gross-Up Payments, which will not have been made by the Company, should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies and the Executive thereafter is required to pay to the Internal Revenue Service an additional amount in respect of any Excise Tax, the Company or the Tax Counsel shall determine the amount of the Underpayment that has occurred and any such Underpayment shall promptly be paid by the Company to or for the benefit of the Executive.

               (vi) If, after the receipt by Executive of the Gross-Up Payment or an amount advanced by the Company in connection with the contest of an Excise Tax claim, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company in connection with an Excise Tax claim, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination, such advance shall be forgiven and shall not be required to be repaid.

13.  Source of Payments; Indemnification.

               (a) Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of the Company, and no special or separate fund shall be required to be established, and no other segregation of assets shall be required to be made, to assure payment; provided, however, that nothing herein shall prevent or preclude the Company from establishing any trust or other arrangement which it deems necessary or desirable to provide for the payments required hereunder.

               (b) Indemnification and Insurance Coverage.  The Company shall at all times maintain in full force and effect all agreements, provisions and insurance coverage necessary to provide to the Executive indemnification in respect of all positions held by the Executive at the Company (or any of its affiliates) to the fullest extent permitted by state law and the articles of incorporation and the by-laws of the Company as in effect on the date hereof, or, if more favorable to the Executive, as in effect at any time thereafter.

14.  Facility of Payment; Entire Agreement; No Mitigation; Further Action.

               (a) Facility of Payment. In the event of the Executive's legal incapacity, the Company may make any payments due under this Agreement to his legal representative. In the event of Executive's death, the Company may make any payment due under this Agreement to his surviving spouse or, if none, to the Executive's estate, subject to Sections 15(b) and (c) hereof.

               (b) Entire Agreement. Except for the Change in Control Agreement, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Except for the Change in Control Agreement, this Agreement constitutes the entire understanding between the parties with respect to the Executive's severance pay in the event of a termination of the Executive's employment with the Company, superseding all negotiations, prior discussions and preliminary agreements, written or oral, concerning said severance pay. Further, notwithstanding any provision of this Agreement: (i) the Executive shall not be required to mitigate the amount of any payment provided by this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided by this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits received after the date the Executive ceases to perform services hereunder or otherwise, and (ii) except as otherwise provided in this Agreement, the obligations of the Company to make payments to the Executive and to make the arrangements provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or any third party at any time.

               (c) Further Action. The Company shall take any further action necessary or desirable to implement the provisions of this Agreement or perform its obligations hereunder (including, without limitation, amending the Company's Supplemental Executive Retirement Plan, the Employee Retirement Plan, any stock option or stock bonus plan, or any other applicable plan, program or arrangement or obtaining any necessary consents or approvals in connection therewith).

15.  Successors Assignment.

               (a) Company Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

               (b) Executive's Successor. The payments and benefits to be provided to the Executive (or his spouse) under this Agreement shall inure to the benefit of, and the right of the Executive (or his spouse) to receive any payments and/or benefits to which either of them becomes entitled shall be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate.

               (c) Assignment. Nothing in this Section 15 shall preclude the Executive from designating a beneficiary or beneficiaries to receive any benefit payable on his death or from transferring any of his rights and benefits hereunder to (i) his executors, administrators, testamentary trustees, legatees or beneficiaries, (ii) the executors, administrators, testamentary trustees, legatees or beneficiaries of any of the persons in clause (i) above or (iii) a trust or custodianship, the beneficiaries of which include only the Executive, his spouse or his lineal descendants by blood or adoption.

16.  Governing Law; Jurisdiction.

               (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions.

               (b) Jurisdiction; Venue. Any suit, action or proceeding against the Executive or the Company, with respect to this Agreement, or any judgment entered by any court in respect of any thereof, may only be brought in any court of competent jurisdiction in the State of New Jersey, and the Company and the Executive each hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Company and the Executive hereby irrevocably waive any objections which either of them may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of New Jersey, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. Each of the Company and the Executive hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

17.  Notices.

     Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

                  To the Company:

                           American Home Products Corporation
                           Five Giralda Farms
                           Madison, New Jersey 07940
                           Attention: General Counsel
                           Fax:  (973) 660-7050

                  With a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York 10017-3954
                           Attention:  Alvin H. Brown, Esq.
                           Fax:  (212) 455-2000

                  To Executive:

                           At the most recent address set forth in the personnel records of the Company.


18.  Miscellaneous.

               (a) Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other terms of this Agreement.

               (b) Amendment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditions or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

               (c) Separability. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

               (d) Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

               (e) Rules of Construction. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

               (f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                            [Continued on next page.]

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year set forth below.

                                          AMERICAN HOME PRODUCTS CORPORATION:



                                           By:  /s/ Louis L. Hoynes, Jr.
                                           Name: Louis L. Hoynes, Jr.
                                           Title: Executive Vice President
                                                  and General Counsel



EXECUTIVE:

/s/ John R. Stafford
------------------------
John R. Stafford